Exhibit 99.1

Sunrun Reports Second Quarter 2015 Financial Results

Strong Momentum in Bookings and Deployments

Quarterly NPV Creation of $37.2 million, a 60% Increase from Q1

Creation Costs per Watt Decreased $0.28 from Q1

SAN FRANCISCO, September 10, 2015, Sunrun (Nasdaq:RUN), the largest dedicated residential solar company in the United States, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Operating Highlights

•	61.2 MW booked, increased 59% quarter-over-quarter and 70% organically year-over-year.
•	42.4 MW deployed, representing organic growth of 76% year-over-year.
•	Cumulative MW deployed of 472.5 MW, an increase of 46% year-over-year.
•	Quarterly NPV creation was $37.2 million, a 60% increase quarter-over-quarter.
•	Pre-tax Project Value per watt was $5.00, compared to $5.02 in Q1 2015.
•	Creation Cost per watt of $4.08 decreased $0.28, or 6% quarter-over-quarter.

“2015 has been an exciting year for Sunrun.  We gained momentum towards our goal of creating the industry’s most valuable and satisfied customer base,” said Lynn Jurich, Sunrun’s CEO.  “We ended the quarter with approximately 87,000 customers and a 60% increase in our quarterly NPV to $37.2 million, which we achieved through accelerated reductions in creation costs.”

Key Operating Metrics

In the second quarter of 2015, MW booked increased to 61.2 MW from 36.1 MW year-over-year and MW deployed increased to 42.4 MW from 24.1 MW year-over-year, excluding the impact of an opportunistic asset portfolio purchase in the second quarter of 2014.  This resulted in 70% organic year-over-year growth in MW booked and 76% organic year-over-year growth in MW deployed.

NPV created in the second quarter of 2015 was $37.2 million, compared to $23.3 million in the first quarter of 2015.  Pre-tax project value per watt was $5.00, compared to $5.02 in the first quarter of 2015, which excludes substantially all of the value of SRECs.  Creation cost per watt was $4.08 in the second quarter of 2015 compared to $4.36 in the first quarter of 2015.

Estimated nominal contracted payments remaining as of June 30, 2015 was $1,917 million, compared to $1,249 million as of June 30, 2014, an increase of 53%.  Estimated retained value as of June 30, 2015 was $1,223 million compared to $787 million as of June 30, 2014, an increase of 55%.

2015 Financing Activities

We completed our initial public offering in August, raising approximately $220 million in net proceeds.  In addition, in April, we entered into a $205 million secured working capital facility.  In July, we completed a $111 million asset backed securitization with a 4.5% weighted average interest rate.  As of September 10, 2015, our pipeline of expected tax equity funding represented capacity for 215 MWs of future installations.

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Second Quarter 2015 GAAP Results

Total revenue grew to $72.7 million in the second quarter of 2015 from $51.9 million in the second quarter of 2014.  Operating leases and incentives revenue grew 50% year-over-year to $34.5 million.  Solar energy systems and product sales were $38.2 million in the second quarter of 2015, an increase of 32% year-over-year.

Total cost of revenue was $61.7 million, an increase of 45% year-over-year. Total operating expenses were $118.9 million in the second quarter of 2015, up 44% year-over-year.

Net income attributable to common stockholders was $7.5 million in the second quarter of 2015, compared to a net loss of $18.0 million in the first quarter of 2015 and $17.2 million in the second quarter of 2014.

Guidance for Third Quarter and Full Year 2015

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.

For the third quarter of 2015, we expect 54 to 55 MW deployed, which represents 81% organic growth year-over-year at the midpoint.  For the full year 2015, we currently forecast MW deployed in the range of 205 MW.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2015 results and outlook for its third quarter of 2015 at 2:00 p.m. Pacific Daylight Time today, September 10, 2015. A live audio webcast of the conference call along with supplemental financial information will also be accessible from the “Investors” section of the Company’s website at http://investors.sunrun.com.  The conference call can be accessed live via the Sunrun Investor Relations website at  http://investors.sunrun.com or  over the phone by dialing (866) 430-5027 (domestic) or (704) 908-0432 (international) using ID #23083609.  A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID# 23083609.

About Sunrun

Sunrun pioneered solar as a service, a way for homeowners to go solar without a significant upfront investment, and is the largest dedicated residential solar company in the U.S. Sunrun provides end-to-end service for homeowners to choose clean, solar energy and receive predictable pricing for that solar energy for 20 years or more. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families pay just for the electricity at a lower rate than they pay their current utility. Since Sunrun introduced solar as a service in 2007, it has become the preferred way for consumers to go solar in the nation’s top solar markets. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as estimates of nominal contracted payments remaining, estimated retained value, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics.

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The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the registration statements and reports that we have file with the U.S. Securities and Exchange Commission, or SEC, from time to time.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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SUNRUN INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share values)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$116,610	$152,154
Restricted cash	5,764	2,534
Accounts receivable (net of allowances for doubtful accounts of $1,045 and $703 as of June 30, 2015 and December 31, 2014, respectively)	49,619	43,189
Grants receivable	—	5,183
Inventories	37,804	23,914
Prepaid expenses and other current assets	16,698	9,560
Deferred tax assets, current	2,559	3,048
Total current assets	229,054	239,582
Restricted cash	7,390	6,012
Solar energy systems, net	1,695,728	1,480,223
Property and equipment, net	27,229	22,195
Intangible assets, net	24,808	13,111
Goodwill	87,555	51,786
Prepaid tax asset	142,785	109,381
Other assets	26,201	13,342
Total assets	$2,240,750	$1,935,632
Liabilities and total equity
Current liabilities:
Accounts payable	$69,566	$51,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	6,463	6,764
Accrued expenses and other liabilities	42,833	25,445
Deferred revenue, current portion	51,929	44,398
Deferred grants, current portion	14,002	13,754
Capital lease obligation, current portion	3,928	1,593
Long-term debt, current portion	1,824	2,602
Lease pass-through financing obligation, current portion	3,321	5,161
Total current liabilities	193,866	150,883
Deferred revenue, net of current portion	510,346	467,726
Deferred grants, net of current portion	219,380	226,801
Capital lease obligation, net of current portion	7,210	5,761
Line of credit	140,024	48,597
Long-term debt, net of current portion	195,874	188,052
Lease pass-through financing obligation, net of current portion	203,392	180,224
Other liabilities	3,431	2,424
Deferred tax liabilities	145,344	112,597
Total liabilities	1,618,867	1,383,065
Redeemable noncontrolling interests in subsidiaries	151,288	135,948
Stockholders’ equity	343,864	324,864
Noncontrolling interests in subsidiaries	126,731	91,755
Total equity	470,595	416,619
Total liabilities, redeemable noncontrolling interests in subsidiaries and total equity	$2,240,750	$1,935,632

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SUNRUN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share values)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Operating leases and incentives	$34,458	$22,987	$56,766	$41,428
Solar energy systems and product sales	38,232	28,952	65,601	40,914
Total revenue	72,690	51,939	122,367	82,342
Operating expenses:
Cost of operating leases and incentives	27,067	17,359	48,444	32,255
Cost of solar energy systems and product sales	34,624	25,333	59,954	35,808
Sales and marketing	33,976	17,173	58,902	29,762
Research and development	2,492	1,999	4,779	3,926
General and administrative	19,677	20,037	39,983	32,687
Amortization of intangible assets	1,051	655	1,593	1,118
Total operating expenses	118,887	82,556	213,655	135,556
Loss from operations	(46,197)	(30,617)	(91,288)	(53,214)
Interest expense, net	8,433	6,662	15,563	12,324
Loss on early extinguishment of debt	431	—	431	—
Other expenses	1,019	1,386	1,318	1,846
Loss before income taxes	(56,080)	(38,665)	(108,600)	(67,384)
Income tax benefit	(6,215)	(5,917)	(6,215)	(10,043)
Net loss	(49,865)	(32,748)	(102,385)	(57,341)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(57,405)	(15,517)	(91,930)	(28,389)
Net income (loss) attributable to common stockholders	$7,540	$(17,231)	$(10,455)	$(28,952)
Less: Net income allocated to participating securities	(7,540)	—	—	—
Net income (loss) available to common stockholders	$—	$(17,231)	$(10,455)	$(28,952)
Net income (loss) per share available to common shareholders — basic and diluted	$—	$(0.72)	$(0.41)	$(1.35)
Weighted average shares used to compute net loss per share available to common stockholders — basic and diluted	26,215	23,827	25,322	21,437

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SUNRUN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months Ended June 30,
	2015	2014
Operating activities:
Net loss	$(102,385)	$(57,341)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on early extinguishment of debt	431	—
Depreciation and amortization, net of amortization of deferred grants	32,673	22,493
Bad debt expense	739	124
Interest on lease pass-through financing	7,177	4,006
Noncash tax benefit	(6,215)	(10,043)
Noncash interest expense	4,443	1,185
Stock—based compensation expense	6,421	4,310
Reduction in lease pass—through financing obligations	(10,379)	(4,890)
Changes in operating assets and liabilities:
Accounts receivable	(4,216)	(740)
Inventories	(13,890)	2,993
Prepaid and other assets	(8,615)	52
Accounts payable	22,751	6,895
Accrued expenses and other liabilities	6,209	710
Deferred revenue	20,254	40,305
Net cash provided by (used in) operating activities	(44,602)	10,059

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(257,806)	(178,741)
Purchases of property and equipment	(4,688)	(3,712)
Acquisitions of businesses, net of cash acquired	(14,575)	(36,384)
Net cash used in investing activities	(277,069)	(218,837)

Financing activities:
Proceeds from grants and state tax credits	5,120	107
Proceeds from issuance of debt	153,200	13,546
Repayment of debt	(54,956)	(2,017)
Payment of debt fees	(2,801)	(225)
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	143,393
Proceeds from lease pass-through financing obligations	52,034	90,387
Contributions received from noncontrolling interests and redeemable noncontrolling interests	155,662	88,000
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(13,717)	(20,908)
Proceeds from exercises of stock options	2,387	1,116
Payment of capital lease obligation	(1,472)	(502)
Payments for deferred offering costs	(4,722)	—
Change in restricted cash	(4,608)	84
Net cash provided by financing activities	286,127	312,981

Net increase (decrease) in cash and cash equivalents	(35,544)	104,203
Cash and cash equivalents, beginning of period	152,154	99,699
Cash and cash equivalents, end of period	$116,610	$203,902

Supplemental disclosures of cash flow information
Cash paid for interest	$3,118	$6,460

Supplemental disclosures of noncash investing and financing activities
Costs of solar energy systems included in accounts payable	$4,777	$191
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	$6,463	$5,281
Vehicles acquired under capital leases	$5,255	$1,051
Noncash purchase consideration on acquisition of business	$18,718	$76,964

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Key Operating Metrics

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
MW Booked	61.2	38.4	50.8	(1)
MW Deployed	42.4	36.6	35.4	(2)
Cumulative MW Deployed	472.5	430.1	322.7
Estimated Nominal Contracted Payments Remaining (in millions)	$1,917	$1,713	$1,249
Estimated Retained Value (in millions)	$1,223	$1,087	$787
Estimated retained value under energy contract (in millions)	$808	$710	$498
Estimated retained value of purchase or renewal (in millions)	$415	$377	$289
Estimated retained value per watt	$2.39	$2.41	$2.40

(1)	Includes 14.7 MWs associated with purchase of asset portfolio in the second quarter of 2014.
(2)	Includes 11.3 MWs associated with purchase of asset portfolio in the second quarter of 2014.

	Three Months Ended
	June 30, 2015	March 31, 2015
Project Value (per watt)	$5.00	$5.02
Creation Costs (1) (per watt)	$4.08	$4.36
Unlevered NPV (per watt)	$0.92	$0.66
NPV (in millions)	$37.2	$23.3

(1)	Excludes IDC costs paid prior to deployments, non-cash amortization of intangible assets and stock-based compensation, and contingent consideration related to an acquisition.

Definitions

MW Booked represents the aggregate megawatt production capacity of our solar energy systems sold to customers or subject to an executed customer agreement, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to customer agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

Customers refers to residential customers with solar energy systems that are installed or under contract to install, net of cancellations.

Estimated Nominal Contracted Payments Remaining equals the sum of the remaining cash payments that customers are expected to pay over the initial terms of their agreements (not including the value of any renewal or system purchase at the end of the initial agreement term), including estimated uncollected prepayments, for systems contracted as of the measurement date.

Estimated Retained Value represents the cash flows (discounted at 6%) we expect to receive pursuant to customer agreements during the initial agreement term, excluding substantially all value from SRECs.  It also includes a discounted estimate of the value of the purchase or renewal of the agreement at the end of the initial term.  Estimated retained value excludes estimated distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems contracted as of the measurement date.  We do not deduct amounts we are

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obligated to pass through to investors in lease pass-throughs.  Estimated retained value under energy contract represents the net cash flows during the initial 20-year term of our customer agreements.  Estimated retained value of purchase or renewal is the forecasted net present value we would receive upon or following the expiration of the initial contract term.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds.  Project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under customer agreements during the period): (i) estimated retained value, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under customer agreements and which are not already included in estimated retained value and (iv) finance proceeds from tax equity investors.  Project value excludes materially all value from SRECs.  Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2015.

Creation Costs includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed and (ii) certain sales and marketing expenses under new customer agreements, net of cancellations during the period divided by the related watts booked.

Unlevered NPV equals the difference between project value and estimated creation costs on a per watt basis.

NPV equals unlevered NPV multiplied by leased megawatts booked in period.

Investor Relations Contact:

Nicole Noutsios

Investors@sunrun.com

(510) 315-1003

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